U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2004

CRANE CO.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(I.R.S. Employer Identification No.)

100 First Stamford Place, Stamford, CT.	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:(203)363-7300

N/A

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURES

The following information is provided in order to update the discussion in the Company’s previously filed reports with respect to contingencies:

Asbestos Liability

As of June 30, 2004, the Company was a defendant, among a number of defendants, typically over 50 and frequently in the hundreds, in cases filed in various state and federal courts alleging injury or death as a result of exposure to asbestos. These filings generally do not provide meaningful information with respect to the alleged sources of the claimants’ asbestos exposure, and a significant proportion of such cases are typically dismissed for lack of credible product identification against the Company. Activity related to asbestos claims during the periods indicated was as follows:

	Year Ended December 31, 2003	Three Months Ended		Six Months Ended June 30,
		March 31, 2004	June 30, 2004
				2004	2003
Beginning claims	54,038	68,606	71,881	68,606	54,038
New claims	19,115	3,769	4,022	7,791	13,195
Settlements	(3,883)	(237)	(252)	(489)	(3,328)
Dismissals	(664)	(257)	(223)	(480)	(254)

Ending claims	68,606	71,881	75,428	75,428	63,651

Of the 75,428 pending claims as of June 30, 2004, approximately 25,000 claims were pending in New York and approximately 32,000 claims were pending in Mississippi. A substantial majority of the New York claims have been placed on a deferred docket and are ineligible for trial on the merits without medical evidence of asbestos-related disease.

Generally, the Company has required evidence of exposure to asbestos-containing materials in products manufactured or sold by the Company, as well as medical evidence of asbestos-related disease, as a prerequisite to settling an asbestos claim. A significant proportion of the resolved claims against the Company have been dismissed without payment because these criteria are not satisfied. Despite this litigation posture, the Company has recognized that the number of asbestos claims pending against it continues to increase, and the settlement demands from asbestos claimants continue to escalate. The Company believes that federal legislation establishing a trust fund to compensate asbestos victims is the most appropriate solution to the asbestos litigation problem. The Company has been actively monitoring, studying and supporting developments in federal legislation during the past year and believes that there is a reasonable possibility that legislation will be passed in the current or next Congress. In addition, the Company continues to monitor and study the structured settlement transactions announced by certain other asbestos defendants. The Company continues to explore all feasible alternatives available to resolve its asbestos liability in a manner consistent with the best interest of the Company’s shareholders.

New asbestos claims filed in certain jurisdictions and the costs of defending and settling asbestos claims continued at somewhat higher levels in the second quarter of 2004. While the rate of new claims and settlement costs have varied significantly from quarter to quarter, if these higher rates continue it could have an adverse effect on the Company’s estimate of its asbestos liability.

The gross settlement and defense costs (before insurance recoveries and tax effects) for the Company in the six months ended June 30, 2004 totaled $9.0 million and $11.9 million, respectively. The Company’s total pre-tax cash payments for settlement and defense costs net of the Company’s cost sharing arrangement with insurers amounted to $6.2 million in the six months ended June 30, 2004. Detailed below are the comparable amounts for the periods indicated.

	Year Ended Dec 31, 2003	Three Months Ended			Six Months Ended June 30,		Cumulative to date through June 30, 2004
		March 31,	June 30,	June 30,
(In Millions)		2004	2004	2003	2004	2003
Settlement costs (1)	$11.9	$4.1	$4.9	$2.0	$9.0	$3.8	$30.6
Defense costs (1)	9.2	5.5	6.4	3.8	11.9	4.5	34.2

Total costs	21.1	9.6	11.3	5.8	20.9	8.3	64.8
Pre-tax cash payments (2)	4.6	3.8	2.4	1.9	6.2	2.3	14.5

(1)	Before insurance recoveries and tax effects
(2)	Net of cost sharing arrangements with insurers

These amounts are not necessarily indicative of future period amounts, which may be higher or lower than those reported. It is not possible to forecast when the cash payments related to the asbestos liability will be fully expended; however, it is expected such cash payments will continue for many years. Payment uncertainty results from the significant proportion of unasserted claims included in the estimated asbestos liability as well as variability of timing and terms of settlements and insurance reimbursement. It is expected that cash payments will increase in proportion to increases the Company has experienced in overall claim activity and settlement and defense costs. In addition, there will be periods during which cash payments increase because the Company’s insurance coverage for asbestos claims involves multiple insurers, with different policy terms and certain gaps in coverage, and, consequently, the timing and amount of insurance reimbursement will vary.

The liability recorded for asbestos claims constitutes management’s best estimate, based on the Company’s past experience, of costs for pending and reasonably anticipated future claims through 2007. For claims that will be filed beyond 2007, management believes that the level of uncertainty is too great to provide for reasonable estimation of the number of future claims, the nature of such claims, or the cost to resolve them and, accordingly, no accrual has been recorded for any costs which may be incurred beyond 2007. A long-term liability was recorded to cover the estimated cost of asbestos claims through 2007 and a long-term asset was recorded representing the probable insurance reimbursement for such claims (approximately 40 percent of settlement and defense costs). The Company’s liability for asbestos-related claims before insurance recoveries, which is included in other liabilities, was $182 million and $193 million at June 30, 2004 and December 31, 2003, respectively, or $109 million and $116 million, respectively, after probable insurance recoveries. At June 30, 2004 and December 31, 2003 approximately 50% and 60%, respectively, of the asbestos liability represented the estimated cost of unasserted claims against the Company.

The Company’s asbestos liability is based on its estimated cost of pending claims plus unasserted claims through 2007. In determining this estimate, both average annual incremental claims and costs per claim are significant assumptions. Costs per claim vary depending on a number of factors, including the nature of the alleged exposure, the injury alleged and the jurisdiction where the claim was filed. As these factors vary among different jurisdictions, the Company’s estimate of the liability is a composite of estimates for certain jurisdictions which are then aggregated together, and it is not practicable to project a single average cost per claim for all pending claims. The estimated liability for New York claims includes a substantial discounting of such claims due to the deferred docket noted above. This discount rate is significantly higher than the dismissal rate applied to substantially all other jurisdictions. The gross estimated cost of projected asbestos claims is reduced by approximately 40% representing the Company’s probable insurance recovery. In 2002, as a result of dramatic increases in annual incremental claims and claim costs, management changed the basis for these assumptions to an analysis of the past few years of experience as compared to the long-term historical averages previously used, which thereby increased the aggregate estimated liability. In 2003, the Company reviewed its estimate in light of a number of factors and developments including the New York deferred docket referred to above, the substantial reduction in new claims filed in Mississippi and New York, the increase in new claims filed in other jurisdictions, the proportion of claims dismissed for lack of product identification and the increasing settlement demands from claimants. Future projections of these trends are inherently uncertain, and while the Company believes its current estimate of the asbestos liability is a reasonable judgment, there can be no assurance about future developments.

A significant portion of the Company’s settlement and defense costs are paid by its primary insurers and one umbrella insurer up to the agreed available limits of the applicable policies. The

Company has substantial excess coverage policies that are expected to respond to asbestos claims as settlements and other payments exhaust the underlying policies, but there is no cost sharing or allocation agreement yet in place with the excess insurers. The same factors that affect developing estimates of probable settlement and defense costs for asbestos-related liabilities also affect estimates of the probable insurance payment, as do a number of additional factors. These additional factors include the financial viability of the insurance companies, the method in which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships.

The Company has determined it probable that approximately 40% of the estimated gross liability will be paid by the Company’s insurers. This determination was made after considering the terms of the available insurance coverage, the financial viability of the insurance companies, the status of negotiations with its insurers and consulting with legal counsel. This insurance receivable is included in other assets.

Estimation of the Company’s ultimate exposure for asbestos-related claims is subject to significant uncertainties, as there are multiple variables that can affect the timing, severity and quantity of claims. The Company cautions that its estimated liability is based on assumptions with respect to future claims, settlement and defense costs based on recent experience during the last few years that may not prove reliable as predictors. A significant upward or downward trend in the number of claims filed, depending on the nature of the alleged injury, the jurisdiction where filed and the quality of the product identification, or in the costs of defending claims, could change the estimated liability, as would any substantial adverse verdict at trial. A legislative solution or a structured settlement transaction could also change the estimated liability.

Since many uncertainties exist surrounding asbestos litigation, the Company will continue to evaluate its estimated asbestos-related liability and corresponding estimated insurance reimbursement as well as the underlying assumptions used to derive these amounts and the process of making the estimate. These uncertainties may result in the Company incurring future charges to operations to adjust the carrying value of recorded liabilities and assets, particularly if escalation in the number of claims and settlement and defense costs continues or if legislation or another alternative solution is implemented; however, the Company is currently unable to estimate such future changes. Although the resolution of these claims may take many years, amounts recorded for the liability under generally accepted accounting principles are not discounted, and the effect on results of operations, cash flow and financial position in any given period from a revision to these estimates could be material.

Environmental

For environmental matters, the Company records a liability for estimated remediation costs when such conditions are probable or the Company has been notified by a state or government agency that remediation is required. Generally, third party specialists assist in the estimation of remediation costs. The environmental remediation liability at June 30, 2004 is primarily for the former manufacturing site in Goodyear, Arizona (the “Site”) discussed below.

The Site is owned by UniDynamics/Phoenix, Inc. (“UPI”), which became an indirect subsidiary of the Company in 1985 when the Company acquired UPI’s parent company UniDynamics Corporation. UPI manufactured explosive and pyrotechnic compounds, including components for critical military programs, for the U.S. government at the Site from 1962 to 1993, under contracts with the Department of Defense and other government agencies, and certain of their prime contractors. No manufacturing operations have been conducted at the Site since 1994. The Site was placed on the National Priorities List in 1983, and is now part of the Phoenix-Goodyear Airport North Superfund site. In 1990 the Environmental Protection Agency (“EPA”) issued administrative orders requiring UPI to design and carry out certain remedial actions, which UPI has done. A groundwater extraction and treatment system has been in operation at the Site since 1994, and a soil vapor extraction system was in operation from 1994 to 1998. According to the EPA, the on-site groundwater treatment facility and soil vapor extraction system have removed approximately 36,000 pounds of trichloroethylene from the soil and groundwater at the Site.

In 2001, perchlorate was detected in the groundwater under the Site, and the EPA has asked the Company to perform additional studies of both the groundwater and the soil. The Company has undertaken additional work in these areas and is currently engaged in discussions with the EPA regarding the scope of work for future investigation and clean-up activities at the Site; however, the Company cannot predict when agreement on those issues will be concluded.

The investigation, monitoring and remediation activities undertaken by the Company at the Site have cost over $25 million since 1985. In November 2003, the Company and UPI brought suit under Section §113 of the Comprehensive Environmental Response, Compensation and Liability Act against the federal government and several of its agencies for contribution and indemnification of a portion of these costs. As investigation and clean-up activities at the Site are expected to continue for a number of years, the Company’s action against the government also seeks indemnification with respect to future costs. Although the Company has been in discussions with the government concerning these claims, the government to date has been unwilling to commit to paying any contribution to clean-up costs at the Site. In 2003 the EPA submitted to the Company a claim for approximately $2.8 million in costs allegedly incurred at the Site, and the Company has requested and is reviewing the EPA’s supporting documentation of these costs.

On July 8, 2004, apparently in response to the Company’s suit against the government, the Environment & Natural Resources Division of the

U.S. Department of Justice filed a lawsuit against the Company and UPI seeking reimbursement of the $2.8 million in alleged costs. The government’s action also seeks an injunction requiring UPI to comply with the terms of two earlier administrative orders; entry of a declaratory judgment regarding the Company’s and UPI’s liabilities; and both civil penalties and punitive damages. The Company has instructed its attorneys to continue to vigorously pursue the Company’s claim against the government, and to defend the counter-suit by the Department of Justice, with the objective of reaching a fair and reasonable allocation of liability for past and future costs in the context of a prudent and scientifically sound plan for the further investigation and clean-up of the Site. The Company does not believe that the ultimate liability for costs to be incurred in connection with the Site will have a material effect on the Company’s financial condition or cash flows; however, there can be no assurance that such costs will not have a material adverse effect on the Company’s results of operations in any given period.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On July 22, 2004, Crane Co. announced its results of operations for the quarter ended June 30, 2004. A copy of the related press release is being furnished as Exhibit 99.1 to this Form 8-K. In addition, a copy of the Crane Co. Quarterly Financial Data Supplement for the quarter ended June 30, 2004 is being furnished as Exhibit 99.2 to this Form 8-K.

The information is furnished under Item 12 of this Current Report on Form 8-K,including Exhibit 99.1 and Exhibit 99.2, and is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Crane Co.

/s/ Eric C. Fast
Eric C. Fast
President, Chief Executive Officer and Acting Chief Financial Officer

Date: July 22, 2004

EXHIBIT INDEX

Exhibit Number
99.1	Press Release, dated July 22, 2004, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter ended June 30, 2004.